AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                   OF MINERALS TECHNOLOGIES INC.

Minerals Technologies Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

   1. The name of the corporation is Minerals Technologies Inc. The name under which it was originally incorporated was Composite Metal Products, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was February 19, 1968. A certificate of amendment changing its name to Pfizer Specialty Minerals Inc. was filed with the Secretary of State on August 5, 1988. An additional amendment changing its name to Minerals Technologies Inc. was filed with the Secretary of State on August 14, 1992.

   2. This Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Section 245 and Section 242 of the General Corporation Law of Delaware.

   3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated with further amendments or changes to read as herein set forth in full:

   FIRST:  The name of the Corporation is and shall be Minerals
Technologies Inc. (hereinafter in this Restated Certificate of
Incorporation called the "Corporation").

   SECOND: The registered office and place of business of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle; and the name and post office address of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware.

   THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on are as follows:

To engage in, conduct, perform or participate in every kind of commercial, agricultural, mercantile, manufacturing, mining, transportation, industrial or other enterprise, business, work, contract, undertaking, venture or operation.

To buy, sell, manufacture, refine, import, export and deal in all products, goods, wares, merchandise, substances, apparatus, and property of every kind, nature and description, and to construct, maintain, and alter any buildings, works or mines.

To enter into, make and perform contracts of every kind with any person, firm or corporation.

To take out patents, trademarks, trade names and copyrights, acquire those taken out by others, acquire or grant licenses in respect of any of the foregoing, or work, transfer, or do whatever else with them may be thought fit.

To acquire the good-will, property, rights, franchises, contracts and assets of every kind and undertake the liabilities of any person, firm, association or corporation, either wholly or in part, and pay for the same in the stock, bonds or other obligations of the Corporation or otherwise.

To purchase, hold, own, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock of any other corporation or corporations, association or associations, of any state, territory or country, and while owner of such stock, to exercise all the rights, powers and privileges of ownership including the right to vote thereon.

To issue bonds, debentures or obligations of the Corporation, at the option of the Corporation, secure the same by mortgage, pledge, deed of trust or otherwise, and dispose of and market the same.

To purchase, hold and re-issue the shares of its capital stock and its bonds and other obligations.

To do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of one or more of the objects herein enumerated, or of the powers herein named, or which shall at any time appear conducive to or expedient for the protection, or benefit of the Corporation, either as holder of, or interested in, any property or otherwise, to the same extent as natural persons might or could do, in any part of the world.

To conduct any of its business in the State of Delaware and elsewhere, including in the term "elsewhere" any of the states, districts, territories, colonies or dependencies of the United States, and in any and all foreign countries and to have one or more offices, and to hold, purchase, mortgage and convey real and personal property, without limit as to amount, within or (except as and when forbidden by local laws) without the State of Delaware.

To carry on any other business to any extent and in any manner permitted by the laws of Delaware or, where the Corporation may seek
to do such business elsewhere, by local laws.   The foregoing clauses
shall be construed both as objects and powers, but no recitation or declaration of specific or special objects or powers herein enumerated shall be deemed to be exclusive; but in each and every instance it is hereby expressly declared that all other powers, not inconsistent therewith, now or hereafter permitted or granted under the laws of Delaware, or by the laws of any other state or country into which the Corporation may go or seek to do business, are hereby expressly included as if such other or general powers were herein set forth.

   FOURTH:

   A.  Authorized Shares and Classes of Stock.

The total number of shares and classes of stock that the Company shall have authority to issue is one hundred and one million (101,000,000) shares, which shall be divided into two classes, as follows: one million (1,000,000) shares of Preferred Stock, without par value, and (100,000,000) shares of Common Stock of the par value of $.10 per share.


   B. Designations, Powers, Preferences and Rights, in Respect of the Shares of Preferred Stock.

       (1) Shares of the Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects.

       (2) Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the issue of any series of Preferred Stock, the designation of such series, and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof, including the following:

           (a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

           (b) The dividend rate or rates on the shares of such series and the preferences, if any, over any other series (or of any other series over such series) with respect to dividends, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

           (c) Whether or not the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemptions, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

           (d) The rights to which the holders of shares and such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding-up is voluntary or involuntary, and, if voluntary, may vary at different dates;

           (e) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

           (f) Whether or not the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or of any other series of the same class and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

           (g) The voting powers, full and/or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional directors of the Corporation in case of dividend arrearages or other specified events, or upon other matters;

           (h) Whether or not the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

           (i) Whether or not the holders of shares of such series shall be entitled, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into stock of any class and, if so entitled, the qualifications, conditions, limitations and restrictions of such right; and

           (j) Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

       (3) The shares of each series of Preferred Stock shall entitle the holders thereof to receive, when, as and if declared by the Board of Directors out of funds legally available for dividends, cash dividends at the rate, under the conditions, for the periods and on the dates fixed by the resolution or resolutions of the Board of Directors pursuant to authority granted in this Section B, for each series, and no more, before any dividends on the Common Stock, other than dividends payable in Common Stock, shall be paid or set apart for payment. No dividends shall be paid or declared or set apart for payment on any particular series of Preferred Stock in respect of any period unless dividends shall be or have been paid, or declared and set apart for payment, pro rata on all shares of Preferred Stock at the time outstanding of each other series which ranks equally as to dividends with such particular series, so that the amount of dividends declared on such particular series shall bear the same ratio to the amount declared on each such other series as the dividend rate of such particular series shall bear to the dividend rate of such other series. No dividends shall be deemed to have accrued on any share of Preferred Stock of any series with respect to any period prior to the date of original issue of such share or the dividend payment date immediately preceding or following such date of original issue, as may be provided in the resolution or resolutions creating such series. Accruals of dividends shall not bear interest.

       (4) Any redemption of Preferred Stock shall be effected by notice duly given as hereinafter specified and by payment at the redemption price of the Preferred Stock to be redeemed. In case of redemption of a part only of a series of the Preferred Stock at the time outstanding, the selection of shares for redemption may be made either by lot or pro rata or in such other manner as shall be determined by the Board of Directors. Notice of every such redemption, stating the redemption date and price, the place of payment, and the expiration date of then existing rights, if any, of conversion or exchange, shall be given by publication, not less than 30 nor more than 60 days prior to the date fixed for redemption, at least twice in a newspaper customarily published at least once a day for at least five days in each calendar week and of general circulation in New York, New York, whether or not published on Saturdays, Sundays, or holidays. Notice of such redemption may also be mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of record of the shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of such redemption proceedings. If

           (a) such notice of redemption by publication shall have been duly given or the Corporation shall have given to a bank or trust company in New York, New York designated by the Board of Directors and having capital and surplus of at least Two Million Dollars ($2,000,000), irrevocable authorization promptly to give such notice; and

           (b) on or before the redemption date specified in such notice the funds or other property necessary for such redemption shall have been deposited by the Corporation with such bank or trust company, designated in such notice, in trust for the pro rata benefit of the holders of the shares so called for redemption; then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit all shares of the Preferred Stock so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only

                (i) the right of the holders thereof to receive from such bank or trust company the funds or other property so deposited, without interest, upon surrender (and endorsement, if required by the Board of Directors) of the certificates for such shares, and

                (ii) the rights of conversion or exchange, if any, not theretofore expired.

Any funds or other property so deposited and unclaimed at the end of six years from such redemption date shall be released or repaid to the Corporation, after which the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

       (5) Shares of Preferred Stock which have been redeemed or converted, or which have been issued and reacquired in any manner and retired, shall have the status of authorized and unissued Preferred Stock and may be reissued by the Board of Directors as shares of the same or any other series.

       (6) In the event of any voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the shares of each series of Preferred Stock then outstanding shall be entitled to receive out of the net assets of the Corporation, but only in accordance with the preference, if any, provided for such series, before any distribution or payment shall be made to the holders of the Common Stock, the amount per share fixed by the resolution or resolutions of the Board of Directors to be received by the holders of shares of each such series on such voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, as the case may be. If such payment shall have been made in full, to the holders of all outstanding Preferred Stock of all series, or duly provided for, the remaining assets of the Corporation shall be available for distribution among the holders of the Common Stock. If upon any such liquidation, dissolution, distribution, of assets or winding-up, the net assets of the Corporation available for distribution among the holders of any one or more series of the Preferred Stock which (a) are entitled to a preference over the holders of the Common Stock upon such liquidation, dissolution, distribution of assets or winding-up, and
(b) rank equally in connection therewith, shall be insufficient to make payment in full of the preferential amount to which the holders of such shares shall be entitled, then such assets shall be distributed among the holders of each such series of the Preferred Stock ratably according to the respective amounts to which they would be entitled in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Neither the consolidation or merger of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed a liquidation, dissolution, distribution of assets or winding-up of the Corporation within the meaning of the forgoing provisions.

       (7) Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors pursuant to this Section B, the shares of Preferred Stock shall have no voting power with respect to any matter whatsoever, including, but not limited to, any action to

           (a) increase the authorized number of shares of the Preferred Stock or of any series thereof,

           (b) create shares of stock of any class ranking prior to or on a parity with any series of the Preferred Stock with respect to any preferences or voting powers, and

           (c) authorize a new series of the Preferred Stock having preferences or voting powers ranking prior to or on a parity with any series of the Preferred Stock with respect to any preferences or voting powers.

   C.  Limitations, Relative Rights and Powers
       in Respect of Shares of Common Stock.

       (1) After the requirements with respect to preferential dividends, if any, on the Preferred Stock (fixed pursuant to Section
B) shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as purchase, retirement or sinking funds (fixed pursuant to Section B), then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

       (2) After distribution in full of the preferential amount, if any, (fixed pursuant to Section B) to be distributed to the holders of Preferred Stock in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for the distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

   D.  Other Provisions.

       (1) Except as may be provided in the resolution or resolutions of the Board of Directors pursuant to Section B with respect to any series of Preferred Stock, no holder of stock of any class of the Corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of any class, or of any additional stock of any class of Capital Stock of the Corporation, or to any bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the Corporation, now or hereafter authorized, but any such stock or other securities convertible into stock may be issued and disposed of pursuant to resolution by the Board of Directors to such persons, firms, corporations or associations and upon such terms and for such consideration as the Board of Directors in the exercise of its discretion may determine and as may be permitted by law. Any and all shares of stock so issued for which the consideration so fixed has been paid or delivered to the Corporation shall be fully paid and not liable to any further call.

       (2) The minimum amount of capital with which the Corporation will commence business is $1,000.

       (3) Effective at the time of the filing with the Secretary of State of the State of

Delaware of the Restated Certificate of Incorporation of the Company setting forth this paragraph, each share of the Company's Common
Stock, par value $.10 per share, issued and outstanding immediately prior to such time shall, without any action on the part of the holder thereof, automatically be reclassified into two thousand five hundred (2,500) shares of Common Stock, par value $.10 per share, of the Company's and each stock certificate that, immediately prior to the time of such filing, represented one share of the Company's
Common Stock, par value $.10 per share, shall, from and after such time and without the necessity of presenting the same for exchange, represent two thousand five hundred (2,500) shares of Common Stock, par value $.10 per share, until such stock certificates are transferred or exchanged.

   FIFTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

   SIXTH:  The Corporation shall have perpetual existence.

   SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:

       (1) The number of directors of the Corporation (exclusive of directors (the "Preferred Stock Directors") who may be elected by the holders of any one or more series of Preferred Stock which may at any time be outstanding, voting separately as a class or classes) shall not be less than three nor more than twelve, the exact number within said limits to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.

       (2) The Board of Directors (exclusive of Preferred Stock Directors) shall be divided into three classes, Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The term of office of directors in Class I shall expire at the annual meting of stockholders in 1993; the term of office of directors in Class II shall expire at the annual meeting of stockholders in 1994; and the term of office of directors in Class III shall expire at the annual meeting of stockholders in 1995. Commencing with the annual meeting of stockholders in 1993, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. Election of directors need not be by ballot unless the By-laws so provide.

       (3) Subject to the rights of the holders of any one or more series of Preferred

Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the Board of Directors, acting by not less than a majority of the directors then in office. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

       (4) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the voting power of all of the outstanding shares of capital stock of the Corporation as are entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.


       (5) The By-laws may prescribe the number of directors necessary to constitute a quorum and such number may be less than a majority of the total number of directors, but shall not be less than one-third of the total number of directors.

       (6) Both stockholders and directors shall have power, if the By-laws of the Corporation so provide, to hold their meetings either within or without the State of Delaware, to have one or more offices in addition to the principal office in the State of Delaware, and to keep the books of the Corporation (subject to the provisions of the statutes) outside of the State of Delaware at such places as may from time to time be designated by them.

       (7) The Board of Directors shall have power to determine from time to time whether and if allowed under what conditions and regulations the accounts, and except as otherwise provided by statute or by this Certificate of Incorporation, the books of the Corporation shall be open to the inspection of the stockholders, and the stockholders' rights in this respect are and shall be restricted or limited accordingly, and no stockholder shall have any right to inspect any account or book or document of the Corporation except as conferred by statute or by this Certificate of Incorporation, or authorized by the Board of Directors or by a resolution of the stockholders.

       (8) The Board of Directors shall have the power to adopt, amend or repeal the By-laws of the Corporation.

       (9) The Board of Directors acting by a majority of the whole board shall have power to appoint three or more of their number to constitute an Executive Committee, which Committee shall, when the Board of Directors is not in session and subject to the By-laws, have and exercise any or all of the powers of the Board of Directors in the management of the business and affairs of the Corporation and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require it. The Board of Directors acting by a majority of the whole board shall also have power to appoint any other committee or committees, such committees to have and exercise such powers as shall be conferred by the Board of Directors or be authorized by the By-laws.

       (10) Except as may be otherwise provided by statute or in this Certificate of Incorporation, the business and affairs of this Corporation shall be managed under the direction of the Board of Directors.

       (11) Directors, for their services as such, may be paid such compensation as may be fixed from time to time by the Board of Directors.

       (12) The Board of Directors shall have power from time to time to fix and determine and vary the amount of the working capital of the Corporation and, subject to any restrictions contained in the Certificate of Incorporation, to direct and determine the use and disposition of any surplus over and above the capital stock paid in, and in its discretion to use and apply any such surplus in purchasing or acquiring property, bonds or other obligations of the Corporation or shares of its own capital stock, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient, but any shares of such capital stock so purchased or acquired may be resold unless such shares shall have been retired in the manner provided by law for the purpose of decreasing the Corporation's capital stock.

       (13) The liability of the Corporation's Directors to the Corporation or its stockholders shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law as amended from time to time. No amendment to or repeal of this paragraph (13) of Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

       (14) Notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of all of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal paragraphs (1),
(2), (3), (4), (5), (8), (10), (13) or this paragraph (14) of this
Article SEVENTH.

       (15) Any action required or permitted to be taken by the stockholders of the Corporation must be effected solely at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

   IN WITNESS WHEREOF, said Minerals Technologies Inc. has caused this certificate to be signed by Jean-Paul Valles, the Chairman of its Board of Directors, and attested by S. Garrett Gray, its Secretary, this 29th day of September, 1992.




                                  MINERALS TECHNOLOGIES INC.



                                  By /s/J. P. Valles
                                  __________________________________
                                  Chairman of the Board of Directors

   Attest:


By:  /s/S. Garrett Gray
    ______________________

    S. Garrett Gray
    Secretary